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                                                                    EXHIBIT 99.1



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FOR IMMEDIATE RELEASE
March 20, 2002

CONTACT:          Rodger B. Holley
                  President/Chief Executive Officer
                  First Security Group, Inc.
                  (423) 308-2080


                       FIRST SECURITY GROUP, INC., BRINGS
                COMMUNITY BANKING TO KNOXVILLE METROPOLITAN AREA


         CHATTANOOGA, TENN. -- Knox County is currently the most populated county in the state of Tennessee without a locally-chartered community bank. First Security Group, Inc., ("FSG") plans to change that.

         FSG, a bank holding company based in Chattanooga with banking operations in East Tennessee and North Georgia, recently announced the acquisition of First State Bank of Maynardville, Tennessee. According to the FSG management team, this is just the first step in a strategic effort to bring community banking to the local Knoxville metropolitan area.

         "This area is primarily served by branches of large regional and national financial institutions. We believe markets need locally-chartered financial institutions operated and managed by people in and from the communities they serve," said Rodger Holley, President and CEO of FSG.

         FSG's primary existing market includes Whitfield County, Georgia, and Hamilton, Monroe, McMinn, and Loudon Counties, Tennessee. The company's strategic plan is to serve the banking and financial needs of the various communities in and around the interstate corridors between Cartersville, Georgia, and Knoxville, Tennessee. With this newest acquisition, FSG's market area will already expand to include Union County, Tennessee, and the company intends to expand into other counties in the Knoxville metropolitan area in the near future, including Jefferson County, Tennessee.


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         As part of this strategic plan, FSG has recently added David R. Haynes,
John E. Orr, and Lloyd L. "Monty" Montgomery, III, to its management team, three professionals whose cumulative experiences in the Knoxville area market bring more than 60 years of banking expertise to First Security. Montgomery will serve as FSG's Chief Operating Officer, Haynes will serve as CEO and President of future FSG operations in the Knoxville metropolitan area, and Orr will serve as Regional Bank President for future operations in Jefferson County, Tennessee.

         "We will offer personalized and flexible banking services to the customers in our market areas as well as products tailored to their specific needs," said Montgomery, whose 24 years of experience includes serving as the Knoxville City President and the East Region President for the Retail Banking Group of First American National Bank.

         "Our mission is to create superior market effectiveness through quicker response to customer needs, local decision making, and an improved work environment for our employees," said Orr, who previously served as City President with AmSouth Bank in Jefferson City, Tennessee.

         "Employee satisfaction is critical to our success because an experienced and knowledgeable sales staff best anticipates and meets customer needs," added Haynes, who most recently served as the northeast Tennessee Group Sales Manager of Commercial Banking with AmSouth Bank in Knoxville. FSG expects to retain all current employees at First State and plans to hire additional personnel in the future.

         As a multi-bank holding company, FSG is able to give each of its banks a separate charter, meaning each bank maintains decision-making power and local autonomy. Furthermore, each bank has its own board of directors, which is community-focused and directly involved with the bank's strategic operations.

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         First Security Group's community bank subsidiaries are Frontier Bank in
Chattanooga, Tennessee, including its First Security Bank division that operates banking offices in McMinn, Monroe and Loudon Counties, Tennessee, and Dalton Whitfield Bank in Dalton, Georgia. The FSG banks have 12 full-service banking offices along the Interstate 75 corridor of east Tennessee and north Georgia. Presently, FSG's assets total $362 million.

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         This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of First Security Group, Inc. ("FSG" or the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

         You can identify these forward-looking statements through our use of words such as "may", "will", "anticipate", "assume", "should", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "project", "may", "intend" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions including those underlying the establishment of reserves for possible loan losses, and the risks and related costs, of integrating operations as part of acquisition transactions, and the failure to achieve the expected gains, revenue growth and/or expense savings from such transactions
         .
All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by this Cautionary Notice